EXHIBIT 10.2

SAYED CONSULTING, INC.
1370 S. Valley Vista Drive, Suite 125
Diamond Bar, CA 91765
Phone:  909-860-8333
Fax:  909-860-8024

                       AGREEMENT FOR CONSULTING SERVICES
                       ---------------------------------

Sayed Consulting, Inc. a Nevada Corporation, ("SCI") agrees to provide GEO Petroleum, Inc. ("Company") with the following services commencing December 4, 1997, and lasting for an initial period of twelve (12) months:

1. SCI will review and analyze all aspects of the Company's investment funding needs and make recommendations.

2. SCI will review all of the available general information concerning the Company, as well as all recently published information available relating to the Company's marketing efforts and develop a marketing strategy.

3. SCI will provide the Company feedback from the investment community and formulate steps the Company may consider taking in view of such feedback.

4. SCI personnel will be available to the Company to field any calls from firms and brokers inquiring about the Company.

6. SCI will mail Company materials to potential investors on its marketing lists and any others provided by the Company.

7. SCI will track the prospect responses and make timely recommendations to the Company as to the timing and contents of its future advertising projects.

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Sayed Consulting, Inc.
Agreement for Consulting Services
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Page 2 of 3 PROGRAM GOALS:

1. SCI expects to heighten the public awareness of the existence and merits of the Company.

2. Networking of the brokerage community with a public relations program to produce ongoing and amplified results for the Company.

3. Initiate the use of the most effective methods available for disseminating information about the Company to the investment public.

4. Protect the interests of the Company.

5. Analyze and translate the program results to make recommendations for maximum efficiency in the use of promotional expenditures.

COMPENSATION:

A. Company will issue pursuant to this Registration Statement and pay to SCI three thousand fully paid, free-trading shares of GOPL common stock per month for its services and non-accountable expenses for the duration of the contract payable by the tenth day of each month. SCI may request Company to reimburse extra-ordinary expenses which may only be incurred upon advance written approval by Company.

B. As further consideration for SCI's services, the Company shall sell to SCI up to 500,000 shares of its stock at $2.07 per share, net of all commissions. All sales must be completed on or before December 4, 1998, and all rights of SCI to buy and of Geo to sell said shares shall terminate on said date. Payment for the shares shall be made by delivery of SCI's promissory notes to Geo in amounts equal to the aggregate value of the shares purchased from time to time, together with security agreements executed by SCI as borrower. The notes shall be non-recourse, secured by the stock purchased, pursuant to the terms of the said security agreements. The stock certificates, until they are paid for in cash, shall be subject to restrictions that they are subject to security agreements securing a promissory note and that a forfeiture or foreclosure may be declared in the event of non-payment of the note secured by the stock certificate.

C. Each time SCI wishes to sell any of the stock secured by the security agreements, it shall pay to Geo $2.07 for each share to be released from the note and security agreement. Upon receipt of such payment, Geo shall release the shares for which payment has been made. Interest at 8.25% per annum, payable upon the maturity date of each note, shall be payable on the notes, and shall be deemed recourse debt. Each note shall be deemed due and payable upon the earlier of ten days after the date of sale of the stock subject to the note and security agreement, or December 4, 1998.

ISSUANCE, COMPLIANCE WITH LAW:

The Company will take all necessary steps and file all necessary documents with the appropriate authorities to give effect to the above provisions concerning compensation and shall be responsible for all costs and expenses in this connection.

Agreed and accepted by the parties on December 4, 1997.

Geo Petroleum, Inc.                           Sayed Consulting, Inc.



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Larry R. Burroughs, P. Eng.                   Waseem A. Sayed, Ph. D.
President and COO                             President
                                              Sayed Consulting, Inc.